                                                                    EXHIBIT 2.03


ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
SHOWSTAR ENTERTAINMENT CORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Showstar Entertainment Corporation.

SECOND: The following amendment to the Articles of Incorporation was adopted on June 21, 1999, as prescribed by the Colorado Business Corporation Act in the manner marked with an X, below:

     ________ No shares have been issued or Directors Elected - Action by Incorporators.

     ________ No shares have been issued but Directors Elected - Action by Directors.

     ________Such amendment was adopted by the of directors where shares have been issued.

        X
     --------Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     Article I of the Corporation's Articles of Incorporation shall be amended so that, as amended; Article I reads in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is SHOWSTAR ONLINE.COM, INC.

THIRD:   The manner, if not set forth in such amendment in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

If these amendments are to have a delayed effective date, please list that date:

Not applicable.

(Not to exceed ninety (90) days from the date of filing)

SHOWSTAR ENTERTAINMENT CORPORATION

June 21, 1999                                          By:               /s/
                                                       Gary Diamond, Secretary